Exhibit 99.1

EchoStar Corporation Subsidiary Releases Third Quarter 2011 Financial Statements

ENGLEWOOD, CO, Nov. 30, 2011― Hughes Satellite Systems Corporation (formerly known as EH Holding Corporation), a wholly-owned subsidiary of EchoStar Corporation (NASDAQ: SATS) and the parent company of newly acquired Hughes Communications, Inc., today posted certain of its financial information on EchoStar Corporation’s investor relations website at http://sats.client.shareholder.com/financials.cfm.

About EchoStar
EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite operations and digital TV solutions that enhance today’s home entertainment lifestyle. Its wholly owned subsidiary, Hughes, is the world’s leading provider of satellite broadband for home and office, delivering innovative network technologies and managed network services for enterprises and governments in more than 100 countries. Among the many offerings of this combined powerhouse in broadband data and video are HughesNet®, the market’s #1 high-speed satellite Internet service; Sling Media’s award-winning SlingLoaded® technology; and Move Networks’ adaptive bit-rate streaming technology.

Headquartered in Englewood, Colo. with more than 4,600 employees worldwide, EchoStar has more than 25 years of experience designing, developing and distributing award-winning television set-top boxes, services and related delivery products for television. EchoStar delivers satellite broadband and transport services for enterprises, governments, small businesses, and consumers using 10 satellites and related broadcast licenses around the globe. For more information, please visit www.EchoStar.com and www.Hughes.com.

EchoStar Investor Relations
Deepak Dutt
Phone: 301.428.1686
Deepak.Dutt@Hughes.com

EchoStar Media Relations
Phone: 303.706.4000
MediaRelations@EchoStar.com